EXHIBIT 99.1
Arcadia Resources Reports Fiscal 2007 Fourth Quarter and Year-End Results
SOUTHFIELD, Mich. — June 29, 2007 — Arcadia Resources, Inc. (AMEX: KAD), an innovator in consumer health care services, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2007.
Net revenues for fiscal 2007 increased 21% to $158.4 million, compared to $130.9 million for fiscal 2006. The revenue increase partially reflected organic growth of more than 10% year-over year in the Services segment, which now comprises approximately 77% of net revenues, as well as acquisitions made in other categories during fiscal 2007 to position the Company for emerging opportunities in the health care market.
In line with previously reported preliminary results, Arcadia incurred a fiscal 2007 net loss of $43.8 million, or $0.48 per share, of which approximately $37 million consisted of non-cash charges. Non-cash charges included: $22.9 million in goodwill and intangible asset impairment, primarily related to the Durable Medical Equipment business; $4.2 million in charges to increase the reserve for uncollectible accounts receivable; $3.0 million for stock-based compensation expense; and $7.1 million of depreciation and amortization. The fiscal 2007 results also reflected $5.6 million in operating losses incurred by the new clinics business, expenses related to first-year Sarbanes-Oxley Section 404 compliance, and costs associated with restructuring operations. The comparable fiscal 2006 net loss was $4.7 million, or $0.06 per share.
For the fourth quarter of fiscal 2007, net revenues were $38.4 million, compared to $34.2 million for the same period of the prior year. Net loss for the fiscal 2007 fourth quarter, including non-cash charges and other restructuring-related expenses, was $39.2 million, or $0.42 per share. This compared to a net loss of $1.2 million, or $0.01 per share, for the year-ago fourth quarter.
Management Strategies Being Implemented
The Company noted that subsequent to the end of fiscal 2007, its management team had begun to implement a series of previously announced strategic initiatives to improve Arcadia Resources’ financial performance, strengthen its capital base, and position its businesses to capture growth opportunities in the healthcare marketplace. Among the key strategic initiatives are the following:
•	Restructuring/Cost Reduction. Management has begun implementing previously announced restructuring initiatives, including closing some unprofitable facilities; consolidating corporate accounting and support functions; centralizing pharmacy operations; and eliminating duplicate functions due to acquisitions. These efforts are expected to reduce costs by approximately $5 million on an annualized basis, beginning in the fiscal 2008 second quarter.
•	Equity Financing. The Company strengthened its capital base in May 2007 through the issuance of approximately $13 million in equity to a group of new and existing Arcadia Resources investors. The proceeds will be used primarily to repay debt borrowings and other corporate expenditures.

•	Debt Restructuring. The Company and Jana Master Fund, Ltd. have restructured a promissory note with a principal balance of $17 million. The terms of the restructuring include extending the maturity date to June 30, 2008 and, effective July 1, 2007, changing the interest rate to the one year LIBOR rate (as published in the Wall Street Journal) plus 8%. Additionally, 50% of the accrued interest is deferred until the maturity date.
In addition to these measures, the Company continues to actively pursue agreements with substantial customers, as well as such initiatives as the possible divestiture of non-strategic assets, further restructuring of debt, financing of Durable Medical Equipment receivables, and restructuring current clinic agreements. Management will also explore additional measures to achieve further cost savings and efficiencies.
10-K Filing
The Company’s annual report on Form 10-K was filed today, within the extension period permitted by the SEC under rule 12b-25.
The Form 10-K contains an unqualified opinion on the financial statements from the Company’s auditors, BDO Seidman, LLP. The independent auditor’s report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern as of March 31, 2007. As previously reported, management identified material weaknesses that existed in the Company’s internal controls over financial reporting at March 31, 2007, in the assessment of the Company’s first year of compliance with Section 404 of the Sarbanes-Oxley Act.
Management Comments
Marvin R. Richardson, President and Chief Executive Officer, said, “While fiscal 2007 was a challenging year, we have confidence in our plans for improving the Company’s financial performance during fiscal 2008. It is important to note that a significant portion of the recent year’s loss consisted of non-recurring and/or non-cash items related to our initiatives to position Arcadia Resources for long-term growth.”
“Since fiscal year-end, we have made progress in reshaping our management team, restructuring operations, and strengthening our capital base. Further initiatives are under way to enhance our financial resources, business performance and profitability. We believe that the financial results of fiscal 2007 do not reflect our true potential, and our team is fully committed to — and sharply focused on — driving cost-efficiency, achieving profitable growth and enhancing shareholder value,” Mr. Richardson added.
About Arcadia Resources
Arcadia Resources, Inc. is a national provider of alternate site healthcare services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; comprehensive central fill and licensed pharmacy services available for purchase on http://www.prairiestonerx.com; and a catalog of healthcare-oriented products, also available for purchase on

http://www.arcadiahomehealth.com and other leading retailer websites. Through industry partnerships, the Company is also establishing walk-in routine (non-emergency) medical clinics inside of retail stores. Arcadia’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local healthcare sites. For more information on the Company, visit our website: http://www.arcadiaresourcesinc.com. The Company’s annual report on Form 10-K for the year ended March 31, 2007 is available on the Company’s website and the SEC website (http://www.sec.gov).
Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to (1) our ability to compete with our competitors; (2) our ability to generate sufficient cash flow to meet our obligations on a timely basis, including obtaining additional debt or equity financing and/or restructuring existing indebtedness and financing accounts receivables, which may be difficult due to our history of operating losses and negative cash flows; although management believes that the Company’s short-term cash needs can be adequately sourced, we cannot assure that such additional sources of financing will be available on acceptable terms, if at all, and an inability to raise sufficient capital to fund our operations would have a material adverse affect on our business and would raise substantial doubt about our ability to continue as a going concern; (3) the ability of our affiliated agencies to effectively market and sell our services and products; (4) our ability to procure product inventory for resale; (5) our ability to recruit and retain temporary workers for placement with our customers; (6) the timely collection of our accounts receivable; (7) our ability to attract and retain key management employees; (8) our ability to timely develop new services and products and enhance existing services and products; (9) our ability to execute and implement our growth strategy; (10) the impact of governmental regulations; (11) marketing risks; (12) our ability to adapt to economic, political and regulatory conditions affecting the health care industry; (13) other unforeseen events that may impact our business; (14) our ability to successfully integrate acquisitions; and (15) the ability of our new management team to successfully pursue its business plan and the risk that the Company may be required to enact restructuring measures in addition to those announced on March 30, 2007. The forward-looking statements speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.
# # #

Contacts:	Dan Fleshler at Kreab/Strategy XXI (212) 935-0210 or
Davis Hodge at Kreab/Strategy XXI (212) 935-0210
(Financial Tables Attached)

ARCADIA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2007	2006

Revenues, net	$158,411,484	$130,928,641
Cost of revenues	106,008,488	87,563,329

Gross profit	52,402,996	43,365,312

Selling, general and administrative	65,288,339	43,174,514
Depreciation and amortization	4,256,203	2,326,119
Goodwill and intangible asset impairment	22,921,045	—

Total operating expenses	92,465,587	45,500,633

Operating loss	(40,062,591)	(2,135,321)

Other expenses:
Interest expense, net	3,571,548	2,456,799
Other income	—	—

Total other expenses	3,571,548	2,456,799

Net loss before income taxes	(43,634,139)	(4,592,120)

Current income tax expense	138,134	118,791

NET LOSS	$(43,772,273)	$(4,710,911)

Weighted average number of common shares outstanding (in thousands)	91,433	83,834
Basic and diluted net loss per share	$(0.48)	$(0.06)

ARCADIA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Period Ended March 31,
	2007	2006

Revenues, net	$38,411,462	$34,225,752
Cost of revenues	28,239,736	22,770,870

Gross profit	10,171,726	11,454,882

Selling, general and administrative	23,072,832	11,750,893
Depreciation and amortization	2,183,486	544,303
Goodwill and intangible asset impairment	22,921,045	—

Total operating expenses	48,177,362	12,295,196

Operating loss	(38,005,637)	(840,314)

Other expenses:
Interest expense, net	1,153,906	325,511
Other income	—	—

Total other expenses	1,153,906	325,511

Net loss before income taxes	(39,159,543)	(1,165,825)

Current income tax expense	1,397	2,013

NET LOSS	$(39,160,940)	$(1,167,838)

Weighted average number of common shares outstanding (in thousands)	102,122	87,083
Basic and diluted net loss per share	$(0.42)	$(0.01)

ARCADIA RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS

	March 31
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$2,994,322	$530,344
Accounts receivable, net of allowance of $8,310,000 and $1,891,000, respectively	33,427,284	27,109,601
Inventories, net	2,732,533	1,502,276
Prepaid expenses and other current assets	2,768,231	3,180,002

Total current assets	41,922,370	32,322,223
Property and equipment, net	12,606,480	6,225,043
Goodwill	33,335,921	28,263,208
Acquired intangible assets, net	28,982,628	18,325,732
Other assets	380,374	14,940

	$117,227,773	$85,151,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit, current portion	$2,612,996	$2,000,000
Accounts payable	6,861,262	1,912,860
Accrued expenses:
Compensation and related taxes	4,462,726	2,417,832
Commissions	359,401	279,262
Accrued interest	818,655	141,463
Other	1,049,065	1,266,598
Payable to affiliated agencies, current portion	1,548,827	2,163,954
Long-term obligations, current portion	21,320,198	2,056,311
Capital lease obligations, current portion	1,020,421	349,555
Deferred revenue	659,258	—

Total current liabilities	40,712,809	12,587,835
Other liabilities	457,161	—
Line of credit, less current portion	20,342,796	14,487,967
Payable to affiliated agencies, less current portion	37,848	152,750
Long-term obligations, less current portion	896,870	266,447
Capital lease obligations, less current portion	696,787	612,054

Total liabilities	63,144,271	28,107,053

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 200,000,000 and 150,000,000 shares authorized, respectively; 121,059,177 shares and 97,262,333 shares issued and outstanding, respectively	121,059	97,263
Treasury stock, 0 and 859,297 shares, respectively	—	(2,660,840)
Additional paid-in capital	110,342,704	72,215,658
Accumulated deficit	(56,380,261)	(12,607,988)

Total stockholders’ equity	54,083,502	57,044,093

	$117,227,773	$85,151,146

     See notes to consolidated financial statements.

SUPPLEMENTAL INFORMATION:
Fourth Quarter and Full-Year EBITDA Comparisons
The Company’s EBITDA for the fiscal 2007 and 2006 periods is presented below.

	Quarter Ended	Quarter Ended
Reconciliation of EBITDA to Net Loss: (in thousands)	March 31, 2007	March 31, 2006
Net Loss	(39,161)	(1,168)
Income tax expense	1	2
Interest expense	1,154	326
Depreciation and amortization (including depreciation expense in cost of revenues)	3,097	1,234
Impairment expense	22,921	0

EBITDA	(11,988)	394

	Fiscal Year Ended	Fiscal Year Ended
Reconciliation of EBITDA to Net Loss: (in thousands)	March 31, 2007	March 31, 2006
Net Loss	(43,772)	(4,711)
Income tax expense	138	119
Interest expense	3,571	2,457
Depreciation and amortization (including depreciation expense in cost of revenues)	7,114	3,426
Impairment expense	22,921	0

EBITDA	(10,028)	1,291
The presentation above bridges from Net Loss to EBITDA and is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. Management has chosen to present the tables above to enable the reader to more readily understand the Company’s EBITDA measurement due to the requirement to classify the depreciation and amortization related to certain revenue-producing fixed assets as a component of cost of goods sold, while presenting the remainder of depreciation and amortization on the corresponding line of the income statement.
# # #